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FORM 4
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                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, DC 20549

                                STATEMENT OF CHANGE IN BENEFICIAL OWNERSHIP
/ / Check this box if no
    longer Subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16, Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(I) of the Investment Company
    Instruction 1(b)                            Act of 1940

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
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 1. NAME and ADDRESS of Reporting Person       2. ISSUER NAME and Ticker or Trading Symbol   6. Relationship of Reporting Person to
    Serenbetz     Warren             L.             Interpool, Inc. (IPX)                       Issuer (Check all applicable)
-------------------------------------------    --------------------------------------------      X  Director       X 10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
  c/o Interpool, Inc.                             Number of Reporting        Month/Year             Officer          Other (Specify
  211 College Road East                         Person (Voluntary)             2/99             ----              ---       below)
---------------------------------------------                             -------------------
                 (Street)                        --------------------    5. If Amendment,        __________________________________
  Princeton      New Jersey         08540                                    Date of Original  7. Individual or Joint/Group Filing
---------------------------------------------                               (Month/Year)          (Check Applicable Line)
(City)          (State)             (Zip)                                                    _X_ Form filed by One Reporting Person
                                                                           --------------    ___ Form filed by more than one
                                                                                                  Reporting Person
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                                                   TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                       action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned        Form:          direct
                                               (Instr. 8)                                End of the Month    Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/   ---------------------------------------                            Indirect       Owner-
                                   Year)  Code    V      Amount   (A) or    Price                            (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

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  Common Stock                   02/01/99   P             114      A       15.125                              I              (1)
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  Common Stock                   02/02/99   P             143      A       15.3125       2,398,899             I            (1)(2)
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                                                                                           891,308             D
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Stock acquired by The Ivy Group, a New Jersey partnership in which the reporting person holds a 28.57% interest.

Aggregate indirect beneficial interest in 2,398,899 shares includes 1,134,584 shares owned by family members, 1,119,560 shares owned by Hickory Enterprises, L.P. a limited partnership in which the reporting person holds a 22% non voting interest and 144,755 shares held by The Ivy Group, a New Jersey partnership in which reporting person holds a 28.57% interest.

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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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
1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              Form of                     Indirect
   (Instr. 3)                   Securities              Derivative                  Beneficial
                                Beneficially            Security:                   Ownership
                                Owned at End            Direct (D)                  (Instr. 4)
                                of Month                or Indirect (I)
                                (Instr. 4)              (Instr. 4)

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Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.      /s/  Warren L. Serenbetz     3/9/99
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                    ------------------------------ --------
                                                                                            **Signature of Reporting Person   Date


Note. File three copies of this Form, one of which must be manually signed.                                               Page 2
      If space provided is insufficient, see Instruction 6 for procedure.                               (Bulletin No. 177, 10-15-97)

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